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                                                                   EXHIBIT 10.31



                   [CARDIAC PATHWAYS CORPORATION LETTERHEAD]



March 6, 1998
                                                VIA FACSIMILE
                                                REVISED OFFER LETTER
                                                THIS SUPERSEDES THE FEBRUARY 24,
                                                1998 OFFER LETTER.


JON HUNT, Ph.D.
25526 Via Desca
Valencia, CA 91355

Dear Jon:

This letter when signed by you, will constitute an agreement between Cardiac Pathways Corporation (the "Company") and you (the "Executive") concerning your employment.

1. The Company hereby hires the Executive and the Executive hereby accepts employment as Vice President -- International.

2. The Company agrees to pay the Executive an annual base salary of $150,000.00 payable in accordance with the Company's standard payroll policy.

3. Upon approval of the Board of Directors, and subject to all applicable Federal and State securities laws, the Company shall grant you an option to acquire 90,000 shares of the Company's Common Stock, at a purchase price equal to the fair market value of such common stock on the date of action by the Board. The vesting shall be over a four-year period with 12/48ths of the total shares vesting after one year of employment and thereafter vesting 1/48th of the total remaining shares each month of your continuing employment. Please refer to the Company's Stock Option Plan for further details and terms.

4. It is expected that your first day of employment with Cardiac Pathways will be April 6, 1998.

5.      a.     The term of this Agreement shall commence on your first day of employment and shall continue until terminated by either party in accordance with the provisions of this Section 5.

        b. This Agreement may be terminated by the Company at any time for Justifiable Cause (as hereinafter defined) provided that the Company shall pay the Executive an amount equal to the sum of his then current base salary as a severance payment for one month following the date of termination. For the purpose of this Agreement, the term "Justifiable Cause" shall include the occurrence of any of the following events: (i) the Executive's conviction for, or plea of nolo contendere, a felony or a crime involving moral turpitude, (ii) the Executive's commission of an act of personal dishonesty or breach of

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Offer Letter
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               fiduciary duty involving personal profit in connection with the
               Company, (iii) the Executive's commission of an act, or failure to act, which the Executive's supervisor at the Company shall reasonably have found to have involved misconduct or gross negligence on the part of the Executive, in the conduct of his duties hereunder, (iv) habitual absenteeism, alcoholism or drug dependency on the part of the Executive which interfere with the performance of his duties hereunder, (v) the Executive's willful and material breach or refusal to perform his services as provided herein, (vi) any other material breach of this Agreement or (vii) the willful and material failure or refusal to carry out a direct request of the Executive's supervisor. The payment to the Executive of the severance payment described in this Section 5(b) will discharge all of the Company's obligations to the Executive.

        c. This Agreement may be terminated by the Company at any time without Justifiable Cause provided that the Company shall pay the Executive an amount equal to the sum of his then current monthly base pay as a severance payment for a period of six months following the date of termination, or until the Executive finds other employment, whichever is shorter. Any payments made pursuant to this Section 5(c) shall be reduced to the extent the Executive received any other earnings related to employment or consulting services or other unemployment or disability compensation during the six month period. The payment of the Executive of the severance payment described in this Section 5(c) will discharge all of the Company's obligations (subject to the provisions noted in Section 6) to the Executive. If such termination takes place in the first year of the Executive's employment with the company, the incentive stock option will vest at 1/48th per month, and the one year waiting period pursuant to
               Section 3 shall be waived.

        d. This Agreement may be terminated by the Executive at any time upon 30 days written notice, in which case the Company shall have no severance or other obligations to the Executive.

6. Notwithstanding anything set forth in this Section 6, upon the Executive's involuntary termination of employment from the Company (for any reason other than for Justifiable Cause) on or after an Acquisition (as defined below), the 90,000 shares of Common Stock described in
        Section 3 above shall be fully and immediately exercisable. For purposes of this Section 6, an Acquisition shall be defined as a merger, reorganization, or sale of all or substantially all of the assets


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         of the Company in which shareholders of the Company immediately prior to the transaction possess less than fifty percent (50%) of the voting power of the surviving entity (or its parent) immediately after the transaction. The resignation of the Executive after a Constructive Termination (as defined below) shall be treated as an involuntary termination of employment under this Section 6. For purposes of this
         Section 6, a Constructive termination shall mean a material reduction in salary or benefits, a material change in responsibilities, a requirement to relocate, except for office relocations that would not increase the Executive's one-way commute distance by more than thirty-five (35) miles.

7. The Executive will be eligible to participate in any insurance or other benefit plan as may be sponsored or maintained by the Company from time to time for its employees. Cardiac Pathways currently offers medical, dental, vision, life and long-term disability insurance, a 401k, flexible benefits and an Employee stock purchase plan.

8. As additional compensation, Cardiac Pathways Corporation, referred to as the Company will pay up to S2,000 per month to the Executive for the Executive's temporary living expenses (i.e. rent for an apartment or home in the San Francisco Bay area). Based upon the effective State and Federal tax rate of the Executive for the 1998/1999 tax years, the Company will gross up the $2,000 per month payment to cover the State and Federal taxes. The temporary living expense allowance will terminate after twelve months. In addition, if the Executive utilizes the loan program outlined in Section 11, the temporary living expense allowance will terminate. The Company will also pay the cost of round-trip airplane tickets to Burbank, California to expedite the transition to the Bay area in an amount not to exceed $ 1,000.

9. The Company will also pay the following expenses, to help move the Executive to the Bay area:

        a. All expenses incurred in moving the Executive's personal belongings, from the Valencia area to the San Francisco Bay area in an amount not to exceed $16,000.

        b. Real estate commissions paid by the Executive to the Executive's real estate broker in connection with the sale of the Executive's home in Valencia, California in an amount not to exceed $20,000. Based upon the effective


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                State and Federal tax rate of the Executive at the time of the house sale, the Company will gross up this payment to cover State and Federal taxes.

        c. Closing costs up to $5,000 on the purchase of a residential dwelling in the San Francisco Bay area during the Executive's tenure at the Company. This amount will be taxable to the Executive.

        d. Under the above Sections (a) through (c), the offer of payment for stated expenses will expire within twenty-four (24) months of the Executive's hire date.

10.     The total amount allowed under sections 8 and 9 will not exceed $66,000.

11. After the Executive has purchased a home in the San Francisco Bay area, the Company will lend the Executive each month for a maximum period of sixty (60) months an amount equal to the difference between the Executive's monthly mortgage for the Executive's current residence and the monthly mortgage payment for the Executive's home in the San Francisco Bay area, up to a maximum of $1,000 per month. This loan will be due on the earlier of (i) seven (7) years from the date of the first monthly loan, or (ii) six months after the termination of the Executive's employment with the Company. The loan will bear interest at the applicable federal rate as defined in the Internal Revenue Code of 1986 and the regulation thereunder, and be secured by a trust deed on the Executive's new residence. Under section 9, the offer of this loan will expire within twenty-four (24) months of the Executive's hire date. In the event the Company institutes a bankruptcy proceeding of itself or all of its property under the laws of any jurisdiction prior to the loan maturity date, the Company agrees to waive repayment of the loan.

12. Beginning in the Company's 1999 fiscal year, a bonus plan for the Executive will be presented to the Board of Directors. The bonus plan will allow for a maximum payout of $50,000 based upon the attainment of goals for the Company's international business.

13. This offer is contingent upon Cardiac Pathways receiving the enclosed Proprietary Information agreement which must be executed by you.

14. In accordance with Federal immigration law, on your first day of employment, we


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        will need to see documents proving your identity and eligibility to work in the United States. Documents which can satisfy these requirements are a valid driver's license and a social security card or a United States passport.

15. Your employment is at will, as defined under applicable law. If your employment terminates for any reason, you shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided above, or as otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

16. This offer of employment will expire on Monday, March 9, 1998 at 5: 00 p.m.

If the terms of this letter and the enclosed Proprietary Information agreement are agreeable, please sign and return one copy of this letter and the agreement to our Human Resources Department. We look forward to working with you at Cardiac Pathways.


Best personal regards,


/s/ DAVID W. GRYSKA, CFO
--------------------------------
FOR: William N. Starling
President and Chief Executive Officer


Enclosures


Accepted effective as of 9th March, 1998.
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Start date effective no later than April 6, 1998.



/s/ JON HUNT
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JON HUNT